Exhibit 99.1

February 1, 2023
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Third Quarter Fiscal 2023 Results

Roseville, Minn., February 1, 2023 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and nine months ended January 1, 2023, its third quarter of fiscal 2023.

Third Quarter Fiscal Year 2023 Highlights:

•Record third quarter performance for the following metrics – sales, gross profit, operating income, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), and operating cash flow.
•Sales of $219.2 million, a 17% year-over-year increase, led by the Water Treatment group with sales growth of 38% over the same quarter in the prior year.
•Gross profit of $36.3 million, a 7% increase over the prior year, contributing to operating income of $15.3 million, a 7% year-over-year increase.
•Diluted earnings per share (“EPS”) of $0.51, 6% higher than the same period last year.
•Adjusted EBITDA, a non-GAAP measure, of $23.8 million, a 10% increase over the same period of the prior year.
•Operating cash flow of $25.7 million, a portion of which was used to pay down $10.0 million on our revolving line of credit, reducing our leverage ratio to 1.14x EBITDA.
•Year-to-date EPS of $2.31, a 19% year-over-year increase.
•Once again named to Newsweek's list of America's Most Responsible Companies.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are pleased with our third-quarter results as we again achieved strong year-over-year revenue and gross profit growth as our team continued to navigate supply challenges exceptionally well. Our Industrial and Water Treatment groups continued to execute, with both achieving double-digit revenue growth. Our Health and Nutrition group slowed as expected, with sales declining 1% from last year. We expect continued softness in this segment through the fourth quarter. Our trailing twelve-month revenue grew to $930 million.”

Mr. Hawkins continued, “Gross profit was again negatively impacted by continued rising material costs as we recorded a charge of $3.7 million for LIFO expense in the quarter, and a year-to-date LIFO charge of $12.7 million. Even with this large LIFO expense, our year-to-date gross profit is $129.4 million, 17% higher than a year ago. We have continued to make significant investments to support our future growth, with $32.3 million in capital expenditures so far this year, but our operating cash flow of $44.5 million has far exceeded those expenditures. As we look to the fourth quarter, we expect continued improvement in operating cash flow which will support reduction of our debt.”

Third Quarter Financial Highlights:

NET INCOME
For the third quarter of fiscal 2023, the Company reported net income of $10.7 million, or $0.51 per diluted share, compared to net income for the third quarter of fiscal 2022 of $10.2 million, or $0.48 per diluted share.
REVENUE
Sales were $219.2 million for the third quarter of fiscal 2023, an increase of $32.1 million, or 17%, from sales of $187.1 million in the same period a year ago, driven primarily by increased selling prices. Industrial segment sales increased $13.8 million, or 14%, to $114.4 million for the current quarter, from $100.6 million in the same period a year ago. The increase in Industrial segment sales was driven by increased selling prices on many of our products driven by higher costs on many of our raw materials. Water Treatment segment sales increased $18.7 million, or 38%, to $68.5 million for the current quarter, from $49.8 million in the same period a year ago. Water Treatment sales increased as a result of increased selling prices on many of our products driven by higher costs on many of our raw materials, added sales from acquired businesses and increased sales of our products. Health and Nutrition segment sales decreased $0.5 million, or 1%, to $36.2 million for the current quarter, from $36.7 million in the same period a year ago. Health and Nutrition segment sales decreased as increased sales of our manufactured products were more than offset by a decrease in sales of our specialty distributed products.

GROSS PROFIT
Gross profit increased $2.4 million, or 7%, to $36.3 million, or 17% of sales, for the current quarter, from $33.9 million, or 18% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $3.7 million due primarily to rising raw material costs. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $2.9 million. Gross profit for the Industrial segment increased $0.7 million, or 5%, to $16.0 million, or 14% of sales, for the current quarter, from $15.3 million, or 15% of sales, in the same period a year ago. Industrial segment gross profit increased as a result of increased sales as well as improved unit margins on many of our products. Gross profit for the Water Treatment segment increased $2.2 million, or 20%, to $13.3 million, or 19% of sales, for the current quarter, from $11.1 million, or 22% of sales, in the same period a year ago. Water Treatment segment gross profit increased as a result of increased sales, partially offset by the unfavorable year-over-year impact of the increased LIFO reserve. Gross profit for our Health and Nutrition segment decreased $0.5 million, or 7%, to $7.0 million, or 19% of sales, for the current quarter, from $7.5 million, or 21% of sales, in the same period a year ago. Health and Nutrition segment gross profit decreased as a result of decreased sales.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $1.3 million to $21.0 million, or 10% of sales, for the current quarter, compared to $19.7 million, or 11% of sales, in the same period a year ago. Expenses increased primarily due to the added costs from the acquired businesses in our Water Treatment segment.
ADJUSTED EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended January 1, 2023 was $23.8 million, an increase of $2.1 million, or 10%, from $21.7 million in the same period a year ago. The increase was primarily due to improved gross profit.
INCOME TAXES
Our effective income tax rate was 24% for the current quarter, compared to 27% in the same period a year ago. The effective tax rate decreased from the prior year due to favorable tax provision adjustments recorded in the third quarter of fiscal 2023. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
During the third quarter we had a modest reduction in our working capital. Working capital is still up from year end largely as a result of our usual buildup of raw material inventory as we typically bring in large volumes of certain raw materials on barges through the summer and fall months, as well as raw material price increases in the first nine months of fiscal 2023. Accounts receivable came down slightly in the third quarter, but is up from year end due to our revenue growth in the first three quarters. During the third quarter we reduced our debt by $10.0 million. We now have total outstanding debt of $131 million, which is 1.14x our trailing twelve-month adjusted EBITDA, down from 1.25x at the end of fiscal 2022.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 51 facilities in 25 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $775 million of revenue in fiscal 2022 and has approximately 800 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Nine months ended
(In thousands)	January 1, 2023	December 26, 2021	January 1, 2023	December 26, 2021
Net Income (GAAP)	$10,733	$10,204	$48,428	$40,965
Interest expense, net	1,546	317	3,858	995
Income tax expense	3,453	3,870	16,637	14,573
Amortization of intangibles	1,741	1,572	5,247	4,704
Depreciation expense	5,261	4,398	15,126	13,155
Non-cash compensation expense	1,084	1,046	2,764	2,707
Non-recurring acquisition expenses	—	285	—	296
Adjusted EBITDA	$23,818	$21,692	$92,060	$77,395

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	January 01, 2023	December 26, 2021	January 01, 2023	December 26, 2021
Sales	$219,218	$187,050	$706,953	$551,568
Cost of sales	(182,947)	(153,110)	(577,559)	(441,367)
Gross profit	36,271	33,940	129,394	110,201
Selling, general and administrative expenses	(21,004)	(19,681)	(59,727)	(54,216)
Operating income	15,267	14,259	69,667	55,985
Interest expense, net	(1,546)	(317)	(3,858)	(995)
Other income (expense)	465	132	(744)	548
Income before income taxes	14,186	14,074	65,065	55,538
Income tax expense	(3,453)	(3,870)	(16,637)	(14,573)
Net income	$10,733	$10,204	$48,428	$40,965

Weighted average number of shares outstanding - basic	20,818,347	20,885,232	20,847,285	20,968,692
Weighted average number of shares outstanding - diluted	20,974,264	21,054,603	21,004,849	21,142,515
Basic earnings per share	$0.52	$0.49	$2.32	$1.95
Diluted earnings per share	$0.51	$0.48	$2.31	$1.94
Cash dividends declared per common share	$0.1400	$0.1300	$0.4200	$0.3825

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	January 1, 2023	April 3, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,146	$3,496
Trade accounts receivables, net	125,471	122,826
Inventories	101,581	94,985
Prepaid expenses and other current assets	7,050	6,431
Total current assets	240,248	227,738
PROPERTY, PLANT, AND EQUIPMENT:	333,781	304,055
Less accumulated depreciation	155,406	142,209
Net property, plant, and equipment	178,375	161,846
OTHER ASSETS:
Right-of-use assets	10,551	10,606
Goodwill	77,401	77,401
Intangible assets, net of accumulated amortization	74,946	80,193
Deferred compensation plan asset	6,987	6,783
Other	5,496	2,761
Total other assets	175,381	177,744
Total assets	$594,004	$567,328
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$50,573	$66,693
Accrued payroll and employee benefits	16,320	19,034
Income tax payable	1,801	39
Current portion of long-term debt	9,913	9,913
Short-term lease liability	1,689	1,657
Other current liabilities	4,584	4,130
Total current liabilities	84,880	101,466
LONG-TERM DEBT, LESS CURRENT PORTION	120,710	115,644
LONG-TERM LEASE LIABILITY	9,082	9,143
PENSION WITHDRAWAL LIABILITY	4,004	4,276
DEFERRED INCOME TAXES	24,297	23,422
DEFERRED COMPENSATION LIABILITY	8,384	8,402
OTHER LONG-TERM LIABILITIES	1,487	2,374
Total liabilities	252,844	264,727
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,850,454 and 20,889,777 shares issued and outstanding as of January 1, 2023 and April 3, 2022, respectively	209	209
Additional paid-in capital	43,388	46,717
Retained earnings	293,969	254,384
Accumulated other comprehensive income	3,594	1,291
Total shareholders’ equity	341,160	302,601
Total liabilities and shareholders’ equity	$594,004	$567,328

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended
	January 1, 2023	December 26, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,428	$40,965
Reconciliation to cash flows:
Depreciation and amortization	20,373	17,859
Operating leases	1,442	1,416
Loss (Gain) on deferred compensation assets	744	(548)
Stock compensation expense	2,764	2,707
Other	225	379
Changes in operating accounts providing (using) cash:
Trade receivables	(2,336)	(10,847)
Inventories	(6,596)	(12,311)
Accounts payable	(16,231)	6,094
Accrued liabilities	(3,652)	(1,589)
Lease liabilities	(1,453)	(1,431)
Income taxes	1,762	(635)
Other	(929)	(3,350)
Net cash provided by operating activities	44,541	38,709
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(32,307)	(15,700)
Acquisitions	—	(2,575)
Other	352	230
Net cash used in investing activities	(31,955)	(18,045)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(8,843)	(8,101)
New shares issued	2,014	889
Payroll taxes paid in exchange for shares withheld	(1,550)	(1,467)
Shares repurchased	(6,557)	(8,545)
Payments on revolving loan	(40,000)	(15,000)
Proceeds from revolving loan borrowings	45,000	32,000
Net cash used in financing activities	(9,936)	(224)
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,650	20,440
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,496	2,998
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,146	$23,438

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$14,847	$15,208
Cash paid for interest	$3,345	$746
Noncash investing activities - capital expenditures in accounts payable	$3,844	$1,018

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended January 1, 2023:
Sales	$114,436	$68,549	$36,233	$219,218
Gross profit	15,994	13,268	7,009	36,271
Selling, general, and administrative expenses	7,978	9,003	4,023	21,004
Operating income	8,016	4,265	2,986	15,267
Three months ended December 26, 2021:
Sales	$100,554	$49,756	$36,740	$187,050
Gross profit	15,303	11,103	7,534	33,940
Selling, general, and administrative expenses	7,367	8,254	4,060	19,681
Operating income	7,936	2,849	3,474	14,259
Nine months ended January 1, 2023:
Sales	$353,085	$233,527	$120,341	$706,953
Gross profit	53,716	52,725	22,953	129,394
Selling, general and administrative expenses	21,254	26,786	11,687	59,727
Operating income	32,462	25,939	11,266	69,667
Nine months ended December 26, 2021:
Sales	$269,572	$168,105	$113,891	$551,568
Gross profit	42,121	44,855	23,225	110,201
Selling, general and administrative expenses	20,064	22,721	11,431	54,216
Operating income	22,057	22,134	11,794	55,985

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulations, availability of technological improvements, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2022, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com